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                                     SAUER INC.

                                     BONUS PLAN

                             January 1, 1999 Restatement

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                                        1999
                                     SAUER INC.
                                     BONUS PLAN


                                     ARTICLE I
                                    DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meaning indicated, unless a different meaning is clearly required by the context:

1. The "Plan" means this 1999 Sauer Inc. Bonus Plan with all amendments and supplements hereafter made.

2. The "Company" means Sauer Inc., a Delaware stock corporation, its successors, and the surviving companies or corporations resulting from any merger or consolidation of Sauer Inc. with any other corporation or partnership.

3. A "Subsidiary" means any corporation or partnership, the equity of which is directly or indirectly majority owned by the Company.

4. The "Compensation Committee" means the Compensation Committee of the Board of Directors of the Company as the same shall from time to time exist.

5. A "Participant" shall mean any executive who is eligible to participate in the Plan as provided in Article II.

6. The "Plan Year" means the fiscal year of the Company which as of January 1, 1999 coincides with the calendar year.

7. A "Bonus Compensation Award" shall mean the cash payment which may be awarded to a Participant pursuant to the Plan with respect to any Plan Year.

8. A "Beneficiary" shall mean the person or persons designated by a Participant in accordance with the Plan to receive payment of the Participant's Bonus Compensation Award in the event of the death of the Participant prior to payment of the Participant's Bonus Compensation Award.

9. The "Target Incentive Opportunity" means the percentage of annual base salary at the beginning of the Plan Year which will be paid if the target RoNA is achieved.

10. The "Maximum Potential Incentive Opportunity" means the maximum percentage of annual base salary at the beginning of the Plan Year which will be paid under this Plan.

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                                     ARTICLE II
                                    ELIGIBILITY

The Chief Executive Officer shall recommend executive(s) of the Company or of any Subsidiary who shall become Participants in the Plan for Compensation Committee approval. Once approved by the Compensation Committee, such selected executives shall be notified of their selection in writing by the Chief Executive Officer.


                                    ARTICLE III
                             BONUS COMPENSATION AWARDS

1. The Bonus Compensation Award granted to a Participant will be measured in relation to the Return on Net Assets (RoNA) as derived from the consolidated financial statements of Sauer Inc. for the twelve month period with respect to which the bonus relates. RoNA is defined as Earnings before taxes and Interest Expense per the audited consolidated financial statements for the fiscal year divided by the average net assets for the four quarters in the fiscal year (i.e. net assets at the beginning of the year and at the end of each of the next four quarters divided by five). Interest Expense is defined as consolidated interest expense on interest bearing indebtedness plus minority interest expense, net of minority income on minority interests including the silent interest(s) in Sauer-Sundstrand GmbH & Co. Net assets are defined as the sum of total equity including minority interests such as the minority interests in Sauer-Sundstrand GmbH & Co. and in Sauer-ZTS, a.s., and all interest bearing indebtedness shown in the consolidated balance sheet. If RoNA is negative, no Bonus Compensation Award will be granted.

2. Based upon many factors, including product line maturity, market position, age and type of ownership of assets, historical and planned performance, and returns for alternative investment opportunities, a target RoNA of 20% for each twelve month period with respect to which a Bonus Compensation Award may be granted has been established.

3. Achievement of the target RoNA of 20% will result in a Bonus Compensation Award for the twelve month period to which it relates equal to the Target Incentive Opportunity.

     Achievement of a RoNA of 25% or more will result in a Bonus Compensation Award for the twelve month period to which it relates equal to the Maximum Potential Incentive Opportunity.

4. The total Bonus Compensation Award granted to a Participant shall be paid in cash to the Participant on or before May 1 of the Plan Year following the Plan Year with respect to which such total Bonus Compensation Award is granted.

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5.   Forfeiture.  Notwithstanding anything to the contrary contained in the
     Plan, subject to the approval of the Compensation Committee, the right of a Participant to receive a Bonus Compensation Award which has been granted but which has not been paid will be forfeited in the event the Participant's employment with the Company or any Subsidiary is terminated under circumstances other than death, permanent and total disability, normal retirement or other retirement under conditions of eligibility for a retirement benefit. Furthermore, if the Compensation Committee, in its sole discretion, determines that a participant has engaged in activities constituting gross misconduct, the right of such Participant to be granted a Bonus Compensation Award will be forfeited.


                                     ARTICLE IV
                                   ADMINISTRATION

The Compensation Committee of the Board of Directors shall be responsible for the general administration of the Plan and for carrying out the provisions hereof and shall have all such powers, authorities and responsibilities expressly retained by it herein and as may be necessary to carry out the provisions of the Plan, including the power to determine all questions relating to eligibility for and the amount of an Incentive Compensation Award, all questions pertaining to its claims for benefits and procedures for claim review, and the power to resolve any and all other questions arising under the Plan, including any questions of construction. The Compensation Committee may designate such person or persons as it shall determine to carry out any such powers, authorities or responsibilities.

The actions taken and the decisions made by the Compensation Committee hereunder shall be final and binding upon all interested parties. The Compensation Committee may, as to all questions of accounting, rely conclusively upon any determination made by the independent public accountants for the Company.


                                     ARTICLE V
                             AMENDMENT AND TERMINATION

The Compensation Committee reserves the right to amend or terminate the Plan at any time by written action of the Compensation Committee; provided, however, that no such action shall adversely affect any Participant or Beneficiary with respect to the amount of a Bonus Compensation Award theretofore granted.

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                                     ARTICLE VI
                                   MISCELLANEOUS

1. Nonalienation. No Participant or Beneficiary shall in any manner encumber or dispose of the right to receive any payment of a Bonus Compensation Award hereunder. If a Participant or Beneficiary attempts to assign, transfer, alienate or encumber the right to receive the amount of a Bonus Compensation Award hereunder or permits the same to be subject to alienation, garnishment, attachment, execution or levy of any kind, then the Compensation Committee in its sole discretion may hold or apply such amount or any part thereof to or for the benefit of such Participant or Beneficiary, the Participant's or Beneficiary's spouse, children, blood relatives or other dependents, or any of them in such manner and in such proportions as the Compensation Committee may consider proper. Any such application of the amount of an Bonus Compensation Award may be made without the intervention of a guardian. The receipt by the payee shall constitute a complete acquittance to the Company with respect thereto and neither the Company nor any Subsidiary nor the Compensation Committee shall have any responsibility for the proper application thereof.

2. Plan Noncontractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by the Company or a Subsidiary to continue such person's employment with the Company or Subsidiary, and nothing herein contained shall be construed as a commitment or agreement on the part of the Company or any Subsidiary to continue the employment or the annual rate of compensation of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.

3. Interest of Participant and Beneficiary. The obligation of the Company under the Plan to make payments of a Bonus Compensation Award merely constitutes the unsecured promise of the Company to make payments from its general assets as provided therein, and no Participant or Beneficiary shall have any interest, or a lien or prior claim upon any property of the Company or any Subsidiary.

4. Claims of other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Company or any Subsidiary, their officers, employees, or directors, except any such rights as are especially provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

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5.   Facility of Payment.  If any person to whom a Bonus Compensation Award is payable is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, child, brother or sister, or any other individual deemed by the Compensation Committee to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 4 shall be a complete discharge of any liability of the Plan with respect to such payment.

6. Absence of Liability. No member of the Board of Directors of the Company or of a Subsidiary, or the Chairman and Chief Executive Officer, or any officers of the Company or a Subsidiary shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or except in circumstances involving his bad faith, for anything done or omitted to be done by him.

7. Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

8. Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Iowa, U.S.A.

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